Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11 No. 333-206017) and related Prospectus of CNL Healthcare Properties II, Inc. and subsidiaries for the registration of up to $2,000,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2018, with respect to the consolidated financial statements and schedule of CNL Healthcare Properties II, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

March 27, 2018